Exhibit 10.1

SCHEDULE 1

Each of the following executive officers are entitled to the following stock option and bonus compensation pursuant to 2012 Key Employee Performance and Incentive Agreements:

Named Executive Officer	Stock Options	Cash Bonus
Ashleigh Palmer, Chief Executive Officer	1,000,000	$100,000
Gregory Mayes, President and General Counsel	722,125	$72,212
Nozer Mehta, Chief Scientific Officer	630,875	$63,087
Brian Zietsman, Chief Financial Officer	625,000	$62,500

The stock options issued pursuant to the 2012 Key Employee Performance and Incentive Agreements were each granted on September 27, 2012 with an exercise price of $0.10 and vest in full on September 27, 2013. The term of the Key Employee stock options is 10 years.

FORM OF 2012 KEY EMPLOYEE PERFORMANCE AND INCENTIVE AGREEMENT

INCENTIVE BONUS AGREEMENT effective as of September 27, 2012, (the “Effective Date”) (the “Agreement”) between Unigene Laboratories, Inc. (the “Company”), and ______________________(“Key Employee”).

WHEREAS, in consideration of Key Employee’s essential contribution to the implementation of the Company’s rescue plan in connection with its forbearance and financing agreement with Victory Park Capital dated September 21, 2012, (the “VPC Agreement”), the Company desires to provide to the Key Employee an Incentive Bonus (as defined below) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Key Employee hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.01                 Affiliate.  “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company, as applicable.  For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.02                Change in Control.  A “Change in Control” shall have occurred if, after the Effective Date but on or prior to August 31, 2013:

(1)           any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of Common Stock of the Company (“Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that any acquisition by the Company, by any employee benefit plan (or related trust) of the Company, or by any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities, as the case may be, shall not constitute a Change of Control;

(2)            individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the Effective Date whose election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in settlement of an actual or threatened election contest relating to the election of the directors of the Company; or

(3)           the stockholders of the Company approve (A) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the persons who were the respective beneficial owners of the Common Stock and the Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation or (B) a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

For purposes of this definition the VPC Agreement is excluded and shall not be deemed to be a trigger of a Change of Control.

1.03                 Incentive Bonus.  “Incentive Bonus” means the amount payable under this Agreement to the Key Employee upon the satisfaction of the conditions set forth herein.

ARTICLE 2
INCENTIVE BONUS

2.01                 Incentive Bonus. The Company shall pay Key Employee an Incentive Bonus in the amount set forth below so long as the Key Employee remains employed with the Company or its Affiliate on the Incentive Bonus Date and, on or before the Incentive Bonus Date, the Company or its Affiliate has operated within the agreed upon budget under the VPC Agreement, and meets at least a satisfactory individual rating in accordance with our Company’s performance management plan.

2.02

Incentive Bonus Details	Incentive Bonus/Vest Date
Stock Options, issued outside of the Plan (the number of stock options is equal to 25% of base salary divided by the UGNE stock closing market price two full trading days following the public disclosure of the VPC Agreement, vest on the first anniversary of the date of the grant, subject to continued employment through the vesting date)
September 27, 2013

10% of Base Salary in a Cash Payment	June 1, 2013

15% of Base Salary in a Cash Payment (subject to cash on hand or additional funding)	September 1, 2013

2.03                 Payment and Distribution.  Subject to Section 2.01 the Company shall pay the Incentive Bonus within 30 days after the Incentive Bonus Date.

2.04                 Change in Control.  Notwithstanding the foregoing timing, the Company shall pay Key Employee the Incentive Bonus so long as the Key Employee remains employed with the Company or its Affiliate until a Change in Control and, before the Change in Control, the Company or its Affiliate has operated within the agreed upon budget under the VPC Agreement.  The Company shall pay the Incentive Bonus within 30 days after the Change in Control, but in no event later than March 15 of the year following the year in which the Change in Control occurred.

2.05                 Termination.  For avoidance of doubt, upon the Key Employee’s termination of employment for any reason (including death), the Key Employee shall forfeit any unvested right to the Incentive Bonus Amount as well as the stock options so awarded.

2.06                 Other Compensation.  The Incentive Bonus shall not be deemed to be salary, compensation or other earnings for purposes of calculating any other payment or benefit from the Company or its Affiliates, including, without limitation, severance of any kind.

ARTICLE 3
MISCELLANEOUS

3.01                 Amendment and Termination.  This Agreement may not be amended, suspended, discontinued or terminated at any time without the written consent of all of the parties hereto.

3.02                 Limitation of Key Employee’s Right.  Nothing in this Agreement shall be construed as conferring upon the Key Employee any right to continue in the employment of Company, nor shall it interfere with the rights of Company to terminate the employment of the Key Employee and/or to take any personnel action affecting the Key Employee without regard to the effect which such action may have upon the Key Employee as a recipient or prospective recipient of benefits under this Agreement.

3.03                 No Limitation on Company Actions.  Nothing contained in the Agreement shall be construed to prevent Company from taking any action that is deemed by it to be appropriate or in its best interest.  Neither the Key Employee nor any other person shall have any claim against Company as a result of such action.

3.04                 Obligations to Company.  If the Key Employee becomes entitled to an Incentive Bonus and if the Key Employee has outstanding any debt, obligation, or other liability representing an amount owing to Company, then Company may offset such amount owed to it against the amount of the Incentive Bonus.  Such determination shall be made by the Company.

3.05                 Nonalienation of Benefits.  Except as expressly provided herein, the Key Employee shall not have the power or right to transfer, alienate, or otherwise encumber the Key Employee’s interest under the Agreement. The Company’s obligations under this Agreement are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated.

3.06                 Protective Provisions.  The Key Employee shall cooperate with Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder.

3.07                 Withholding Taxes.  The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Key Employee.  The Key Employee, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

3.08                 Severability and Supersedes.  If any provision of this Agreement is held unenforceable, the remainder of the Agreement shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Agreement.  This Agreement supersedes any prior oral or written communications or agreements concerning the 2012 Key Employee Performance and Incentive Plan Agreement.

3.09                 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without reference to the principles of conflict of laws.

3.10                 Headings.  Headings are inserted in this Agreement for convenience of reference only and are to be ignored in the construction of the provisions of the Agreement.

3.11                 Notice.  Any notice or filing required or permitted to be given to the Company  under this Agreement shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Company may designate from time to time.  Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed

UNIGENE LABORATORIES, INC.

Name:
Title:

Key Employee